EXHIBIT 99.1

Tiptree Announces $20 Million Stock Repurchase Program
NEW YORK--(BUSINESS WIRE)-December 10, 2018 -- Tiptree Inc. (NASDAQ:TIPT) (the “Company”) today announced that it has engaged a broker in connection with a share repurchase program for the daily repurchase of up to $10 million of the Company’s outstanding common stock (“Shares”). In addition, the Company’s Board of Directors extended the Company’s authorization to make additional block repurchases of up to $10 million of Shares in the aggregate, at the discretion of the Company's Executive Committee.
Consistent with previous authorizations, the Company expects such share repurchases to be made from time to time in the open market or through privately negotiated transactions, or otherwise, subject to applicable laws and regulations. The timing of such share repurchases will depend on a variety of factors, including but not limited to, stock price, trading volume and general market conditions. The Company may repurchase less than the combined $20 million of Shares indicated above.

About Tiptree

Tiptree Inc. (NASDAQ: TIPT) is a holding company that combines insurance operations with investment management expertise. The Company’s principal operating subsidiary is a leading provider of specialty insurance products and related services, including credit protection, warranty, and programs which underwrite niche personal and commercial lines of insurance. The Company also allocates capital across a broad spectrum of investments, which is referred to as Tiptree Capital. Today, Tiptree Capital consists of asset management operations, mortgage operations and other investments. For more information, please visit www.tiptreeinc.com.

Tiptree Inc.
Investor Relations, 212-446-1400
ir@tiptreeinc.com